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                                                                   EXHIBIT 10.34

                                BANK OF BOSTON



1 May 1996



Badalex Limited and/or
Chicago Miniature Lamp Europe Limited
Samson Road
Hermitage Industrial Estate
Colville
LE67 3FP

Dear Sirs

RE: DEMAND DISCRETIONARY LINE OF CREDIT
- ---------------------------------------

We refer to our recent discussions with you and have pleasure in placing at your disposal a revolving credit facility on the following terms and conditions:

1.   Amount
     ------

     The aggregate amount of all principal outstanding under the facility is not at any time to exceed (Pounds)2,600,000 (pounds sterling two million six hundred thousand) or subject to the terms hereof, the equivalent in alternative currencies, as conclusively determined by us.

2.   Term
     ----

     This facility is placed at your disposal until further notice from us that no further drawings may be made. However, under no circumstances will the facility be available for drawing later than 90 days prior to the expiration of the standby letter of credit (see Clause 7).

3.   Utilisation
     -----------

     You are entitled to utilise this facility in whole or in part in the form of:

     a. an overdraft on your sterling accounts with us, repayable on demand, and limited to (Pounds)2,000,000 (two million pounds) in aggregate, or

     b. short-term advances with mutually agreed maturities of up to 6 months repayable, except as otherwise provided herein, at maturity

     c. guarantees issued by us on your behalf in form and substance satisfactory to us, subject to our receipt of a duly executed counter-indemnity.

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          The availability of currencies other than pounds sterling will be subject always to our determination of the availability to us of funds of the relevant currency.

4.   Interest
     --------

     a. Overdrafts shall incur interest on the day to day debit balance at a rate per annum equal to 1.5% (one and one half per cent) over our Sterling Base Rate in effect from time to time, debited to your current account monthly in arrears.

     b. Interest will be payable on each short term advance in the currency of such advance at 1.25% (one and one quarter per cent) per annum above the rate at which we, in accordance with our normal practice, are able to obtain like deposits in the required currency in the London Interbank Market for such periods.

          Where applicable, the interest rate will be increased to cover our Cost of Reserve Assets (as conclusively determined by us) rounded upwards to the nearest one sixteenth of one per cent per annum. Cost of Reserve Assets means the cost to us of special deposits or liquidity ratios or other similar requirements currently in force and imposed from time to time by the Bank of England or any other governmental body or agency, whether or not having the force of law.

          Interest will be payable quarterly from the date of drawdown of each short term advance and at maturity.

5.   Fees and Commissions
     --------------------

     The rate of commission for issuing guarantees will be payable on the amount of our actual and contingent liabilities under the relevant guarantee and will be payable annually in advance on the date of issue of the relevant guarantee and on each anniversary of such date at 1.25% (one and one quarter per cent) per annum subject to a minimum annual fee of (Pounds)150.

6.   Payments
     --------

     Should you not place us in funds as required under this facility you shall pay us interest on the overdue amount in the currency thereof from the due date up to the date of actual payment (as well after as before judgement), compounded quarterly, at a rate per annum 2% (two per cent) above the rate at which we, in accordance with our normal practice, are able to obtain deposits in a sum equal to and in the currency of the amount in default in the London Interbank Market on a day to day basis.

     Payment of interest and commissions shall accrue from day to day and be computed on the basis of the actual number of days

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     elapsed on a 365 day year for amounts in Sterling and a 360 day year for other currencies.

7.   Conditions Precedent
     --------------------

     Prior to the date of first utilisation of the facility, we shall have received the following in form and substance satisfactory to us:

     a.   The enclosed copy of this letter duly signed on your behalf.

     b. A guarantee for all obligations owed to us by you hereunder duly executed by Chicago Miniature Lamp, Inc. of Canton, Massachusetts (the "Guarantor") and unconditionally delivered by the Guarantor.

     c. A standby letter of credit in our favour issued by Boatman's National Bank of St. Louis, Missouri, or other institution acceptable to us, for the amount of this facility.

     d. Certified copies of the Resolutions of both your and the Guarantor's Board of Directors respectively authorising the acceptance of this facility on the terms and conditions of this letter and the issuing of the guarantee, designating those persons authorised to sign, together with specimens of their signatures.

     e. Certified copies of both your and the Guarantor's Certificate of Incorporation and Memorandum and Articles of Association (or equivalent).

     f. Mandates from each of you designating those persons authorised to operate this facility together with specimens of their signatures.

8.   Repayment
     ---------

     a. Notwithstanding anything else herein contained, we may at any time give notice to terminate this facility whereupon no further drawings may be made. Also we may at any time declare that all short-term advances outstanding are repayable on demand and require full cash cover for all guarantees outstanding whereupon all such amounts will become payable by you on our first written demand.

     b. All payments to be made hereunder shall be made without set-off or counterclaim and free from, and without deduction of any taxes or any other charges.

9.   Information
     -----------

     You hereby undertake to provide us with copies of your audited accounts no later than 6 months after your financial year-end and the Guarantor's audited accounts no later than 3 months

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     after its year-end.  In addition you agree to supply us with quarterly management accounts within 45 days of the relevant quarter end, together with such additional information as we may from time to time require.

10.  Costs
     -----

     a. You hereby agree to reimburse us on demand for all expenses (including legal fees) inclusive of VAT incurred by us in connection with this facility or in contemplation of or otherwise in connection with the enforcement, preservation or protection of any of our rights in respect thereof.

     b. You agree to indemnify us on demand for any loss or damage incurred or to be incurred by us as a consequence of payment of any amount other than on the due date thereof or as a result of the payment of any amount in respect of a short term advance other than on the maturity date for that advance.

11.  Law
     ---

     Our respective rights and obligations shall be governed by and construed in accordance with English Law.

Please confirm your acceptance of the terms and conditions of this facility by signing and returning to us the enclosed copy of this letter. This offer is available for your acceptance for a period of thirty days from the date hereof, and shall automatically become null and void if not accepted and returned to us within such period.

                                Yours faithfully
                       The First National Bank of Boston
                                 London Branch



      /s/ Michael J. Rowe                  /s/ Robert S. White

          Michael J Rowe                      Robert S White
          Vice President                      Vice President


We hereby agree to and accept the terms and conditions contained in the foregoing letter and confirm that you may but shall not be obliged to rely upon and act in accordance with any communication (whether a request for a drawing under the facility or any other notice, request, instruction or other communication whatsoever) which may be or purport to be given by telephone or telex or telefax transmission on our behalf by any person notified to you by us as being authorised to give such communication without enquiry by you as to the authority or identity of the person making or purporting to make such communication. In consideration of your acting in accordance with the foregoing we hereby indemnify you and

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agree to keep you indemnified against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by you as a result thereof or in connection therewith.

The persons authorised to give communications on our behalf are the persons for the time being named on the mandate delivered to you.

Yours faithfully
For and on behalf of

Badalex Limited                          Chicago Miniature Lamp
Europe Limited


by:  /s/ Mark Bigam                      by: /s/ Mark Bigam

dated: 2nd May 1996                      dated: 2nd May 1996